UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                     FORM 15


   CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO TILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

                        Commission File Number 333-51414

                          Rubicon Medical Corporation
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             (Exact name of registrant as specified in its charter)

         3598 West 1820 South, Salt Lake City, Utah 84104 (801) 886-9000
         ---------------------------------------------------------------
                  (Address, including zip code, and telephone
                          number, including area code,
                  of registrant's principal executive offices)

                    Common Stock, par value $0.001 per share
            --------------------------------------------------------
            (Title of each class of securities covered by this Form)

                                      None
          -------------------------------------------------------------
          (Title of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:


         Rule 12g-4(a)(1)(i)   [ ]          Rule 12h-3(b)(1)(i)   [X]
         Rule 12g-4(a)(1)(ii)  [ ]          Rule 12h-3(b)(1)(ii)  [ ]
         Rule 12g-4(a)(2)(i)   [ ]          Rule 12h-3(b)(2)(i)   [ ]
         Rule 12g-4(a)(2)(ii)  [ ]          Rule 12h-3(b)(2)(ii)  [ ]
                                            Rule 15d-6            [ ]

         Approximate number of holders of record as of the certification or notice date: 282 shareholders as of April 21, 2005.

         Pursuant to the requirements of the Securities Exchange Act of 1934, Rubicon Medical Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date: May 16, 2005                             By: /s/ Brian C. Woolf
                                                  ------------------------------
                                                  Name: Brian C. Woolf
                                                  Title: Chief Financial Officer

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.